Exhibit 99.1

Alexandria Real Estate Equities, Inc. Appoints Stephen A. Richardson and Peter M. Moglia as Co-Chief Executive Officers

PASADENA, Calif., March 22, 2018 — Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, today announced that its board of directors has appointed Stephen A. Richardson and Peter M. Moglia as co-chief executive officers, effective April 23, 2018. Together, Mr. Richardson and Mr. Moglia will jointly lead the company and will report to full-time executive chairman Joel S. Marcus and the board of directors. In addition to serving as co-chief executive officer, Mr. Moglia will continue his responsibilities as chief investment officer.

“With their collective 38 years at Alexandria, Steve and Peter represent the essence of Alexandria’s DNA—smart, passionate and mission-driven people with total humility,” said Mr. Marcus. “They are both exceptional leaders and culture carriers. Their strategic expertise and insights, combined with their dedication to our noble mission and talented team, are vital to driving our company performance. I look forward to continuing to work closely with Steve and Peter and ensuring a seamless transition for our employees, tenants, shareholders and partners.”

Mr. Richardson joined Alexandria in 2000 and has served as the company’s chief operating officer since 2011. He has also guided the management and growth of all aspects of the San Francisco region since 2005, including leading and growing the respected regional team; maintaining and deepening key real estate, life science, technology and government relationships; and driving and participating in key strategic acquisitions over the years, most notably the 2004/2005 acquisition of land parcels and related entitlements to develop 1.4 million SF of state-of-the-art office/laboratory space in Mission Bay, San Francisco. Mr. Richardson played a meaningful role in the company’s early recognition of the cross-pollination of life science and technology companies and in leveraging the trend to drive demand for its urban innovation cluster campuses. With his long-term focus on the company’s strategic planning and revenue growth, Mr. Richardson is a crucial member of Alexandria’s executive management team. In his new role as co-chief executive officer, he will assume additional leadership responsibilities.

Since joining Alexandria in 1998, Mr. Moglia has served the company in many important roles of increasing scope and responsibility, most recently as chief investment officer overseeing the company’s strategic growth through a focus on acquisitions and dispositions, development and redevelopment, leasing and joint ventures. He also concurrently leads Alexandria’s real estate finance team, which provides critical support across a range of underwriting, due diligence and financing activities. During his two-decade career at Alexandria, Mr. Moglia has been very instrumental in the company’s disciplined allocation of capital and has directed pivotal, value-added acquisitions, including the Alexandria Center® for Life Science — New York City, the Illumina campus in San Diego and the Alexandria Center® at One Kendall Square in Cambridge. Prior to his role as chief investment officer, he managed the company’s Seattle asset base and operations from 2003 through 2008, during which time the region doubled its revenue. As a real estate veteran with extensive industry and market knowledge, Mr. Moglia has directly contributed to Alexandria’s strong performance and is well positioned to assume the additional responsibilities of co-chief executive officer.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $17.9 billion and an asset base in North America of 29.6 million SF as of December 31, 2017. The asset base in North America includes 22.0 million RSF of operating properties, including 1.7 million RSF of development and redevelopment of new Class A properties currently undergoing construction. Additionally, the asset base in North America includes 7.6 million SF of future development projects, including 1.6 million SF of near-term projects undergoing marketing for lease and pre-construction activities and 3.8 million SF of intermediate-term development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. Alexandria also provides strategic risk capital to transformative life science and technology companies through its venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

CONTACT: Joel S. Marcus, Chief Executive Officer, Alexandria Real Estate Equities, Inc., (626) 578-9693

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